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                                                                  EXHIBIT (d)(8)

                        FORM OF NON-COMPETITION AGREEMENT
                        ---------------------------------

        THIS NON-COMPETITION AGREEMENT (this "Agreement") made as of June 19, 2002, by and between Tellium Inc., a Delaware corporation (the "Company") and _______________ (the "Executive").

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, through his employment with the Company, the Executive has developed and will develop an expertise in the business of the Company and has been and is a key employee of the Company, and the Company desires to retain his services and loyalty;

         WHEREAS, the Executive, in his employment with the Company, has learned and will learn confidential information and trade secrets of the Company, and, in furtherance of the Company's business, has established and will establish personal and business relationships with the Company's clients who do business with the Company, and the use by the Executive of such relationships or information to compete with the Company or to aid others to compete with the Company would have a detrimental effect on the future profitable operation of the Company;

         WHEREAS, the Executive has had an opportunity to review and has reviewed this Agreement and has been advised to consult with counsel regarding same; and

         WHEREAS, the Company and the Executive have entered into that certain Repurchase Agreement, dated as of June 19, 2002.

         NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby covenant and agree as follows:

         1.   Non-Competition.

              (a) By and in consideration of the payments and benefits to be provided, Executive agrees that from the date hereof and until the Executive's employment with the Company is terminated for any reason whatsoever, including any resignation by Executive or any termination of Executive by the Company (the "Term") and for a period of one year thereafter (the "Non-Compete Period"), the Executive shall not:

                  (i) directly or indirectly through another person or entity induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company, on the one hand, and any employee thereof, on the other hand;

                  (ii) directly or indirectly through another person or entity induce or attempt to induce any customer, supplier, subcontractor, licensee or other business relation of the Company to cease doing business

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                        with the Company, or in any way interfere with the
                        relationship between any such customer, supplier, subcontractor, licensee or business relation, on the one hand, and the Company, on the other hand; or

                  (iii) directly or indirectly own, lend money to, manage,
                        operate, join, control, consult with, render services, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner (including but not limited to holding the positions of shareholder, director, officer, consultant, independent H contractor, employee, partner or investor) in any business in which the Company or any of its subsidiaries are engaged in as of the date of this Agreement (which is core optical switches at levels OC-48 and above) ("Competitive Business") during the Term; provided, however, that, notwithstanding the foregoing sentence, the Executive shall be permitted to
                        (i) own, for investment purposes (directly or indirectly) not more than five percent (5%) of total outstanding common stock or debt of a public company and
                        (ii) be employed by a Competitive Business if the Executive's employment duties do not relate to the business in which the Company or any of its subsidiaries is engaged in as of the date of this Agreement;

              (b) The Executive expressly recognizes and agrees that the restraints imposed by this Section 1 are reasonable as to time and scope and are not oppressive. The Executive further expressly recognizes and agrees that the restraints imposed by this Section 1 represent a reasonable and necessary restriction for the protection of the legitimate interests of the Company, that the failure by the Executive to observe and comply with the covenants and agreements in this Section 1 will cause irreparable harm to the Company, that it is and will continue to be difficult to ascertain the harm and damages to the Company that such a failure by the Executive would cause, that the consideration received by the Executive for entering into these covenants and agreements is fair, that these covenants and agreements and their enforcement will not deprive the Executive of his ability to earn a reasonable living, and that the Executive has acquired knowledge and skills in this field that will allow him to obtain employment without violating these covenants and agreements. If, however, for any reason any court determines under applicable law that the provisions in
Section 1 pertaining to duration, scope and geographic area in relation to non-competition are too broad or otherwise unreasonable, that the consideration provided hereunder is inadequate or that the Executive has been prevented unlawfully from earning a livelihood (together, such provisions being hereinafter referred to as "Restrictions"), such Restrictions shall be interpreted, modified or rewritten, and such court is hereby requested and authorized by the Company and the Executive to revise the Restrictions, to include the maximum Restrictions as are valid and enforceable under applicable law. The Executive further expressly acknowledges that he has been encouraged to consult and has consulted independent counsel, and has reviewed and considered this Agreement with that counsel, before executing this Agreement.



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              (c) The Executive shall inform any prospective or future employer of any and all restrictions contained in this Agreement and provide such employer with a copy of such restrictions (but no other terms of this Agreement), prior to the commencement of that employment.

              (d) During the Term and during the Non-Compete Period, the Executive will not directly or indirectly disclose to any person, or use or otherwise exploit for his own benefit or for the benefit of any person, other than the Company, any Confidential Information or Trade Secrets other than any of the foregoing which becomes public information without any breach of this Agreement by the Executive. During the Term and during the Non-Compete Period, the Executive will be allowed to disclose Confidential Information when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body that requires the Executive to divulge, disclose or make accessible such information. If so ordered, the Executive shall give prompt written notice to the Company prior to such disclosure in order to allow the Company the opportunity to object to or otherwise resist such order.

              For purposes of this Section 1(d), (i) the term "Confidential Information" shall mean all information respecting the business and activities of the Company, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of the Company (notwithstanding the immediately preceding clause, Confidential Information shall not include (x) any information that is, or becomes, a part of the public domain or generally available to the public (unless such availability occurs as a result of any breach by Executive of any portion of this Agreement or any other obligation Executive owes to the Company) or (y) any business knowledge and experience of the type usually acquired by persons engaged in positions similar to Executive's position with the Company, to the extent such knowledge and experience is not specific to the Company and not proprietary to the Company); and (ii) the term "Trade Secrets" shall mean the whole or any portion or phase of any scientific or technical information, design, process, procedure, computer program, formula or improvement of the Company that is valuable and not generally known to the competitors of the Company, whether or not in written or tangible form (notwithstanding the immediately preceding clause, Trade Secrets shall not include (x) any information that is, or becomes, a part of the public domain or generally available to the public (unless such availability occurs as a result of any breach by Executive of this Agreement or any other obligation Executive owes to the Company) or (y) any business knowledge and experience of the type usually acquired by persons engaged in positions similar to Executive's position with the Company, to the extent such knowledge and experience is not specific to the Company and not proprietary to the Company.

         2. Enforcement. The parties hereto recognize that the covenants of the Executive hereunder are special, unique and of extraordinary character. If the Executive shall breach or fail to perform any term, condition or duty in this Agreement required to be observed or performed


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by the Executive, the Company shall be entitled, inter alia, to institute and prosecute proceedings in any court of competent jurisdiction, to enforce the specific performance thereof by the Executive and to enjoin the Executive from performing services for any person or entity or otherwise acting in violation of
Section 1 hereof. In the event of a breach of the provisions of this Agreement, the Executive agrees that the remedies at law available to the Company would be inadequate to protect the Company's interests; accordingly, the Executive agrees not to challenge the claim by the Company for any equitable remedy (including specific performance) on the basis that there are adequate remedies at law. In case of any breach of this Agreement, nothing herein contained shall be construed to prevent the Company from seeking such other remedy in the courts as the Company may elect or invoke.

         3. Severability. Whenever possible, each provision in this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held by a court of competent jurisdiction to be prohibited by or invalid or unenforceable under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of this Agreement shall remain in full force and effect.

         4. Entire Agreement/Amendment. This instrument contains the entire agreement between the parties hereto with respect to the subject matter hereof, and may be amended only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

         5. Assignment; Required Assumption.

            (a) The Executive may not delegate the performance of any of his obligations or duties hereunder, or assign any rights hereunder, without the prior written consent of the Company. Any such purported delegation or assignment in the absence of such written consent shall be null and void and of no force or effect.

            (b) The Executive may not assign any obligations or responsibilities under this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the Company.

            (c) Subject to the limitations imposed by this Section 5, this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and legal representatives.

            (d) The Company shall require its successors and assigns, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

         6. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing, shall be signed by the Executive if to the Company or by a duly authorized officer of the Company if to the Executive,


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and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof (whichever is earlier), except that notice of change of address shall be effective only upon receipt.

         7. Governing Law. THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

         8. No Waiver. No waiver or breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of like or different nature.

         9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument.

         10. No Employment or Service Contract. Nothing in this Agreement shall confer upon the Executive any right to continue in the service of the Company (or any subsidiary of the Company employing or retaining Executive) for any period of time or interfere with or restrict in any way the rights of the Company (or any subsidiary of the Company employing or retaining Executive) or the Executive, which rights are hereby expressly reserved by each, to terminate the employee status of the Executive at any time for any reason whatsoever, with or without cause, subject to the provisions of any employment agreement between the Company and the Executive.

         11. Representations. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

         12. Headings. The section headings herein are for convenience only and shall not be used in interpreting or construing this Agreement.


                            (signature page follows)



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         IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date first above written.

                                 EXECUTIVE

                                 --------------------------------------

                                 TELLIUM, Inc.


                                 By:
                                      --------------------------------
                                 Its:
                                       -------------------------------
ATTEST

---------------------------------
By:
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